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                                                                    EXHIBIT 14.1

                            SEROLOGICALS CORPORATION

                                 CODE OF ETHICS
                   FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

I.       GENERAL

         The policy of Serologicals Corporation (the "Company") is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and Corporate Controller and all senior financial executives (the "Senior Executive and Financial Officers"). Senior financial executives will include the Manager of Financial Reporting and all financial personnel with the company title designation of Director or higher. This Code of Ethics shall be approved annually by the Corporate Governance Committee of the Board of Directors (the "Committee") and disbursed to the public by means of one of the methods described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC").

II.      HONEST AND ETHICAL CONDUCT

         Senior Executive and Financial Officers are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

      - Senior Executive and Financial Officers shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      - Senior Executive and Financial Officers shall inform the General Counsel or, in his or her absence, the Chairman of the Committee of all known violations and potential violations of policies and procedures set forth in this Code of Ethics.

      - Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

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      -  Senior Executive and Financial Officers shall respect the confidentiality of information acquired in performance of one's responsibilities and avoid use of confidential information for personal advantage.

III.     FINANCIAL RECORDS AND PERIODIC REPORTS

         The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules); (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records; and (c) adopted a financial and accounting record retention policy. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

      - Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

      - Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.

      - Retention or disposal of Company financial and accounting records is in accordance with established Company policies and applicable legal and regulatory requirements.

IV.      COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

         The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Senior Executive and Financial Officers will comply in all material respects with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

      - Educate employees about all federal, state and local statutes, rules, regulations and administrative procedures that affect the operation of the Company.

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      -  Monitor compliance of the Company's finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

      - Identify, report and correct in a swift and certain manner any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

V.       COMPLIANCE WITH CODE OF ETHICS

         The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and file a copy of such certification with the Committee. This Code of Ethics will be published and made available to all employees, and any employee should promptly report any violation of this Code of Ethics to the General Counsel or, in his or her absence, the Chairman of the Committee. The Board of Directors shall take appropriate action with respect to the failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include reprimand, demotion or dismissal.

Adopted July, 2003.

I have read and understand this Code of Ethics and will comply by its provisions at all times to the best of my ability in the carrying out my responsibilities at Serologicals Corporation.

Signed by: /s/ David A. Dodd
Print your name: David A. Dodd
Title: President, Chief Executive Officer and Director
Date signed: September 2003

Signed by: /s/ Harold W. Ingalls
Print your name: Harold W. Ingalls
Title: Vice President and Chief Financial Officer
Date signed: September 2003

Signed by: /s/ Samuel R. Schwartz
Print your name: Samuel R. Schwartz
Title: Chief Accounting Officer and Corporate Controller
Date signed: September 2003

Signed by: /s/ Brian Conn
Print your name: Brian Conn
Title: Chemicon Vice President of Finance
Date signed: September 2003

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Signed by: /s/ Craig Brown
Print your name: Craig Brown
Title: Director of Finance
Date signed: September 2003

Signed by: /s/ Charles Smotherman
Print your name: Charles Smotherman
Title: Director of Accounting
Date signed: September 2003

Signed by: /s/ Jerry Massie
Print your name: Jerry Massie
Title: Director of Field Accounting
Date signed: September 2003

Signed by: /s/ Alan Brown
Print your name: Alan Brown
Title: Director of Finance - Limited
Date signed: September 2003

Signed by: /s/ Matt Cagwin
Print your name: Matt Cagwin
Title: Manager of Financial Reporting
Date signed: September 2003

Signed by: /s/ Holly Franco
Print your name: Holly Franco
Title: Assistant Controller - Chemicon
Date signed: September 2003

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